Exhibit 99.1

Newmont Announces Appointment of Mining Veteran Natascha Viljoen as Incoming Chief Operating Officer

DENVER--(BUSINESS WIRE)-- Newmont Corporation (NYSE: NEM, TSX: NGT) today announced that Natascha Viljoen will join the Company’s Executive Leadership Team as Executive Vice President and Chief Operating Officer upon completion of her notice period of up to 12 months.

As a seasoned industry leader with over 30 years of experience across a diverse range of commodities, Natascha further strengthens Newmont’s technical, operational and management capabilities. Natascha has served as the CEO of Anglo American’s platinum business in South Africa since 2020, the world’s largest primary producer of platinum. At Anglo American, Natascha is responsible for managing a team of more than 25,000 employees and six owned and joint venture mining operations with an integrated value chain and down-stream processing across two countries. Prior to her CEO appointment, Natascha held a series of operating and technical positions within the organization, including as Group Head of Processing.

Prior to joining Anglo American, Natascha spent six years at Lonmin, where she served on the executive committee as Executive Vice President of Processing, also with responsibility for several wider corporate functions, including sustainability. Natascha is a metallurgical engineer and holds a Bachelor of Engineering from North West University in South Africa and an Executive MBA from the University of Cape Town, South Africa.

“Natascha has shown outstanding leadership transforming technical processing capabilities at Anglo American and we are excited to have her join the Newmont Executive Leadership Team,” said Tom Palmer, Newmont President and CEO. “Natascha will further strengthen our leadership capabilities as we continue to build a resilient and profitable future for the company – safely delivering on our commitments and continuing to differentiate Newmont as the recognized leader for sustainable and responsible gold mining.”

Upon completion of the notice period and a planful transition, Rob Atkinson, Executive Vice President and COO, will transition into a new role reporting directly to Tom Palmer, President and CEO, focused on driving strategic initiatives to strengthen Newmont’s responsible gold leadership position.

“Robs leadership has been critical to the success of Newmont since mid-2019. Rob has driven significant value across Newmont, including safely and successfully navigating through a global pandemic, improving our safety performance with a focus on fatality risk management and successfully integrating key assets, such as Peñasquito, to deliver significant shareholder value,” said Tom Palmer, Newmont President and CEO. “We are fortunate to retain Rob and his leadership, extensive experience and expertise as we navigate a volatile environment and the next set of challenges for our industry.”

###

About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical expertise. Newmont was founded in 1921 and has been publicly traded since 1925.

At Newmont, our purpose is to create value and improve lives through sustainable and responsible mining. To learn more about Newmont’s sustainability strategy and initiatives, go to www.newmont.com.

Media Contact

Carolina Lucaroni

786.643.9230

carolina.lucaroni@newmont.com

Investor Contact

Daniel Horton

303.837.5468

daniel.horton@newmont.com